Exhibit 10.15

SEPARATION AGREEMENT AND RELEASE

    This Separation Agreement and Release (“Agreement”) is made between Maximus, Inc. (“Maximus”) and Teresa Weipert (“Employee”). Employee was provided a copy of this Agreement on February 22, 2024 (the “Notice Date”), which was subsequently amended and provided to Employee on February 27 and 29, 2024 (the “Revised Notice Dates”).

WHEREAS, Employee has been employed by Maximus since April 1, 2021 at all times on an at-will basis; and

    WHEREAS, the parties have mutually agreed to separate Employee from her duties and responsibilities as the Group General Manager, US Federal effective February 27, 2024 (“Separation Date”); and

WHEREAS, the parties have mutually agreed to terminate their employment relationship and Employee will be relieved of her duties and responsibilities as Group General Manager, US Federal effective as of February 27, 2024 (“Separation Date”);

WHEREAS, Maximus has agreed that Employee may remain employed through June 30, 2024 (“Termination Date”); and

WHEREAS, Maximus is willing to provide Employee certain severance and incentive payments as set forth herein; and

WHEREAS, Employee and Maximus desire to enter into this Agreement regarding the terms and conditions of the termination of Employee’s employment with Maximus.

    NOW THEREFORE, Employee and Maximus enter into this Agreement and agree to the following terms and conditions in consideration of the promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged:

1.Separation and Termination of Employment. Employee’s job responsibilities will end as of close of business on the Separation Date. Thereafter, Employee will provide only transition support services to Maximus for the smooth and orderly transition and business continuity upon request, however, Employee will not conduct any business on behalf of Maximus, or attempt to conduct any business, from the Separation Date through the Termination Date other than to provide such transition support and information as directed by the Company through the Office of General Counsel.

(b)    Maximus will pay all final wages due to Employee as of the Termination Date, which will be issued according to the normal payroll cycle.

        (c)    Employee's participation, if any, in all Maximus benefit plans shall cease as of the Termination Date, except that it is expressly recognized that Employee shall retain all vested rights, if any, under such plans and any amounts payable to Employee under such plans shall be paid pursuant to the respective terms of such plans.

            (i)    All health insurance benefits, if any, cease on the last day of the month in which employee is terminated. In the event Employee is enrolled in the Company’s group health plan at the time of termination, Employee acknowledges that (i) on the Termination Date, a “qualifying event” within the meaning of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) will occur with respect to Employee as a result of which Employee and any qualified beneficiaries will lose coverage under Maximus’ group health plan; (ii) after the Termination Date, Employee will receive written notice of Employee’s rights to elect to receive continuation coverage under said group health plan pursuant to COBRA (“COBRA Coverage”); and (iii) the provisions of COBRA shall govern whether Employee and any qualified beneficiaries shall be entitled to COBRA Coverage which shall be at Employee’s sole cost.

            (ii)    All life and disability insurance benefits, if any, cease as of the Termination Date.

            (iii)    Except as provided herein, any unvested RSUs and PSUs previously granted to the Employee shall terminate and be forfeited as of the Termination Date.

            (iv)    There shall be no other benefits paid out unless set forth in this Agreement.

        (d)    Employee agrees to return all Maximus property including, if applicable, all documents belonging to Maximus on the Termination Date. Employee further agrees not to retain any copies of any documents, computer hardware and/or software. Company property shall include but not be limited to laptops, keys, passcards, telephone cards, credit cards and any and all other property provided by Maximus during the Employee's course and scope of employment. Severance pay shall be contingent upon Maximus receiving all Company property. Employee shall submit final expense reports, if any, by the Termination Date.

2.    Consideration.

(a)Separation Severance Payment. Contingent on (i) Employee executing this Agreement on or before the expiration of the Consideration Period referred to in Paragraph 5(e) below; (ii) expiration of the Revocation Period referred to in Paragraph 5(f) below; and (iii) compliance with the promises made herein and the Confidentiality and Restrictive Covenant (“CRC”) Agreement signed by the Employee effective March 26, 2021 (collectively, the “Payment Terms”), Maximus shall pay Employee a lump sum Separation Severance amount, less applicable taxes, withholdings, and deductions of $10,000:

(b)Termination Severance. Contingent on (i) Employee execution of a Separation Agreement and Release substantially similar to this one on or before the expiration of the Consideration Period referred to in Paragraph 5(e) of that Agreement; (ii) expiration of the Revocation Period referred to in Paragraph 5(f) of that Agreement; (iii) return by Employee of all Maximus property and information as required by

Paragraph 1(d) above; and (iv) compliance with the promises made herein and the Confidentiality and Restrictive Covenant (“CRC”) Agreement signed by the Employee effective March 26, 2021 (collectively, the “Payment Terms”), Maximus shall pay Employee a lump sum severance amount, less applicable taxes, withholdings, and deductions, comprised of the following components:

i.12 (twelve) months’ pay at Employee’s final base rate equating to $630,000,
ii.a bonus that is the lesser of the prior year bonus or target bonus amount for fiscal year 2024 equating to $360,000,
iii.a one-time payment of $25,000 to offset any benefits impacted by the termination, and
iv.one year’s worth of outplacement services at $50,000, and
v.a one-time cash payment in lieu of the time-based RSU recognition that would have happened on Sept 30, 2024. The amount of this cash bonus will be determined based on the 90 day average of the stock price on 6/30/2024.

Maximus and Employee agree that the amounts specified above are correct. Payment of such amounts is subject to customary withholding.

3.    No Further Compensation or Benefits. Employee shall not be entitled to any other payments or benefits except as set forth herein, and any unvested equity awards shall be forfeited as of the Termination Date. Employee acknowledges that the payments and arrangements described in Paragraph 2 above shall constitute full and complete satisfaction of any and all compensation and benefit amounts properly due and owing to Employee as a result of employee’s employment with Maximus and the termination of that employment, and that the amounts described under Paragraph 2 above represent consideration greater than that to which Employee would be entitled upon termination of employment in the absence of this Agreement.

    4.    General Release and Waivers. (a)    In consideration of the payments and arrangements set forth above, Employee (on behalf of herself, Employee’s heirs, executors, administrators, successors and assigns) knowingly and voluntarily releases Maximus and its affiliated entities and their officers, directors, partners, owners, employees, contractors, clients, agents, representatives, predecessors, successors and assigns (the “Releasees”) from any and all individual or class action claims, actions, rights, demands, debts, damages, grievances or accountings of whatever nature, whether known or unknown, currently existing or arising in the future, relating in any way to Employee’s employment with Maximus or the termination thereof, including, without limitation, claims under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Worker Adjustment and Retraining Notification Act, Family and Medical Leave Act, Americans with Disabilities Act, Fair Credit Reporting Act, Sarbanes-Oxley Act, Immigration Reform and Control Act, Occupational Safety and Health Act, National Labor Relations Act, Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974; and all other federal, state or local laws or any other statute, rule, regulation or executive order precluding discrimination or retaliation in employment, claims for breach of contract (whether oral or written, express or implied from any source), wrongful discharge, personal injuries or torts (whether intentional, negligent or otherwise), defamation, or common law and all claims whether known or unknown, or any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters, arising through the date of execution of this Agreement by Employee, excepting only those matters explicitly set forth in this Agreement.

(b) Excluded from this release and covenant not to sue are: (i) any claim or right which cannot be waived by law, including without limitation, all claims arising after the date of this Agreement, claims for unemployment compensation, claims for vested retirement benefits and claims for worker compensation benefits; (ii) claims under the Fair Labor Standards Act; and (iii) the right to file a charge with or participate in an investigation conducted by an administrative agency, provided Employee is waiving, however, any right to any monetary recovery or other equitable or injunctive relief if any administrative agency or other party pursues any claim or claims on Employee’s behalf with the exception of monetary recovery for Securities and Exchange Commission claims. Employee affirms that she has not filed or otherwise initiated any charge, complaint, lawsuit, action or other legal proceeding against Releasees in any forum or form. Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
        (c)    If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Releasees are a party.

        (d)    This Agreement does not bar actions or proceedings instituted for the sole purpose of enforcing the provisions of this Agreement.

    5.    Older Worker Benefit Protection Act. In compliance with the Older Worker Benefit Protection Act (“OWBPA”) and in providing a release of all claims under the Age Discrimination in Employment Act (“ADEA”), Employee agrees and acknowledges as follows:

(a)    Employee has read the terms of this Agreement, understands its contents, and agrees to the terms and conditions set forth in this Agreement of Employee's own free will.

        (b)    Employee has been advised orally and, by this document, in writing to consult with legal counsel prior to executing this Agreement.

(c)    Employee does not rely on any statement or representation of Maximus outside of this Agreement in entering into this Agreement.

(d)    Employee is not releasing rights or claims under the ADEA that arise after the date this Agreement is executed.

        (e)    Employee shall have twenty-one (21) calendar days from the latter of the Revised Notice Dates (the “Consideration Period”) within which to consider the terms and execute this Agreement. (Employee may consider, execute and provide this

Agreement to Maximus sooner, so long as Employee signs the Agreement on or after the Termination Date; however, if Employee chooses, Employee may take all 21 days if Employee desires.)

        (f)    Employee acknowledges and understands that Employee may revoke this Agreement within seven (7) calendar days of the date on which Employee executes this document (the “Revocation Period”). If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed on the Termination Date, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. This Agreement shall not become effective or enforceable until the Revocation Period has expired. Should Employee wish to exercise the right to revoke this Agreement, the revocation must be in writing and must be delivered by email to Michelle Link michellelink@maximus.com within the Revocation Period. If Employee wishes to deliver the revocation by mail, the revocation must be postmarked within the Revocation Period; must be sent by certified mail, return receipt requested; and must be properly addressed as follows:

Michelle Link
Maximus - Human Resources
1600 Tysons Blvd., Suite 1400
Tysons, VA 22102

If Employee wishes to deliver the revocation by hand, the revocation shall be delivered to the person and address stated above within the Revocation Period.

        (h)    The consideration referred to in Paragraph 2 will not be paid until the Revocation Period has expired without Employee exercising Employee’s right of revocation and all other Payment Terms are fulfilled. If Employee fails to sign and return this Agreement by the end of the Consideration Period or if employee timely exercises the right to revoke pursuant to Subparagraph 5(f), the offers and promises made in this Agreement are null and void and Employee shall return to the Company any consideration Employee received.

    6.    Employee acknowledges and agrees that the payments and arrangements made pursuant to this Agreement shall not be construed or interpreted as an admission of any liability on the part of Maximus.

7.    Employee agrees that if Employee is subpoenaed relating to any litigation matters involving Maximus that Employee will notify Maximus’s General Counsel, or his/her designee within forty-eight (48) hours. Nothing in this Agreement prevents either Party from cooperating with any law enforcement or administrative agency, participating in an investigation or legal proceeding of an administrative agency, or testifying truthfully under oath as required by applicable laws.
8.    Non-Defamation and Neutral Reference
(a)    Employee agrees, subject to any obligation the parties may have under applicable law, that she will not make or cause to be made any statements or take any actions that disparage or any way damages the reputation of Maximus or any of its affiliates, subsidiaries, agents, officers, directors or employees. Nothing in this

Paragraph prevents Employee from disclosing statements, of any kind, regarding possible violations of law or regulation to government agencies or authorities.
Employee agrees that Employee will not make any false statement about Maximus with knowledge of the falsity of that statement or reckless disregard of the truth or falsity of that statement.
(b)    Employee shall direct any request for a reference, in writing, to HRSC@maximus.com. Maximus will confirm, in writing, final job title, dates of employment and final salary only.
(c)    Maximus agrees, subject to any obligations the parties may have under applicable law, that the Maximus CEO and his direct reports will not make any external statements or take any actions that disparage or in any way damages the reputation of Employee. Nothing in this Paragraph prevents Maximus from disclosing statements, of any kind, regarding possible violations of law or regulation to government agencies or authorities.
    9.    To extent permitted by applicable law, Employee agrees to keep the terms, amount and fact of this Agreement confidential, except that Employee may, however, disclose this Agreement in connection with Employee’s tax returns and to an attorney, tax advisor and to an immediately family member, provided Employee expressly advises them of the obligation to keep the Agreement confidential. This Paragraph does not prevent or apply to any action by Employee to challenge the validity of Employee’s release of claims under the Age Discrimination in Employment Act.

10.     (a) In consideration for the payments and benefits to Employee hereunder, consistent with Paragraph 1(a), Employee hereby agrees that Employee shall be reasonably available to the Company following the Notice Date to provide transition assistance and shall reasonably cooperate with the Company and provide information and assistance to the Company. All requests to provide services under this Paragraph shall be scheduled with good faith consideration for Employee’s personal, employment, and other obligations.
(b)        Employee agrees to reasonably assist the Company with respect to all reasonable requests to provide documents, testify, or otherwise assist in connection with any legal proceeding or matter relating to the Company, including but not limited to, any lawsuit and federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which the Employee is a named party whose interests are adverse to those of the Company. Employee also hereby consents to testify on behalf of the Company should the Company designate her to testify pursuant to a subpoena served on the Company pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure or any similar state rule. The Company shall reimburse Employee for any reasonable expenses incurred by Employee in connection with such services upon receipt of appropriate documentation of such expenses from Employee.
    11.    Employee hereby acknowledges that she has not suffered any work-related injury or experienced any accidents on the job during her employment which have not been reported to Maximus.

12.    Employee represents and warrants that she is not aware of any circumstances which might entitle, or might have entitled, Employee to a leave of absence under the Family and Medical Leave Act or applicable state or local leave law or any fact which might justify a claim against Maximus for violation of the Family Medical Leave Act or applicable state or local leave law. Employee further represents and warrants that she have received any and all wages and commissions for work performed, all pay for paid time off under Maximus policies and law and all leave to which Employee may have been entitled, and Employee is not currently aware of any facts or circumstances constituting a violation by Maximus of the FMLA, FLSA or applicable state or local laws. Employee specifically warrants that she had the opportunity to discuss this issue and all underlying facts with an attorney and make these representations in consultation with said attorney or with the opportunity to consult with an attorney.
13.    This Agreement sets forth the Parties’ entire agreement and supersedes any and all prior written or oral agreements or understandings between them pertaining to the subject matter of this Agreement other than the CRC Agreement and any agreement(s) or covenant(s) previously executed by Employee to preserve the confidentiality of Releasees’ data, documents, transactions or other information or to prohibit unfair competition by Employee.

    14.    Should any provision of this Agreement be determined by any court to be illegal or invalid and cannot be modified to be enforceable, the validity of the remaining terms shall not be affected thereby, and the illegal or invalid term shall be deemed not to be part of this Agreement. If any portion of the general release language is ruled to be unenforceable for any reason, Employee will, upon demand, execute additional or supplemental general release agreements waiving any and all claims that Employee may have, and Employee agrees that Employee may not obtain any personal recovery against Releasees.

    15.    This Agreement shall be construed in accordance with Virginia law, without regard to any jurisdiction’s principles of conflict of laws. In any action brought to enforce this Agreement, the substantially prevailing party shall be entitled to recover reasonable legal fees and costs, and the action shall be tried to a court without a jury.

    16.    This Agreement shall inure to the benefit of and be binding on the successors, heirs and assigns of the Parties.

    17.    This Agreement may only be amended by a written document signed by both of Parties hereto, wherein specific reference is made to this Agreement.

    18.    A photocopy, facsimile or emailed copy of this Agreement shall be as effective as an original. An electronic signature shall be as effective as an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

Teresa Weipert                    Maximus, Inc.

/s/ Teresa Weipert                    By: /s/ Michelle Link
Michelle Link, CHRO
Date:     March 5, 2024                    Date: March 5, 2024